Exhibit 10.2

Peter Bradford C/- 10901 W. Toller Drive, Ste 300 Littleton CO 80127 UNITED STATES

November 1, 2007

Board of Directors

Golden Star Resources Ltd.

10901 W. Toller Drive, Ste 300

Littleton CO 80127

UNITED STATES

Dear Sirs,

AMENDED AND RESTATED NOTICE OF RESIGNATION

Pursuant to the Employment Agreement dated April 30, 2004, as amended, between Peter Bradford (the “Employee”) and Golden Star Resources Ltd. (“the “Corporation”), I, the Employee, on August 1, 2007 delivered “Notice of Resignation” as Director, President and Chief Executive Officer of the Corporation and any appointments as a director and/or officer of the Corporation, effective December 31, 2007, or such other date that the parties agree following the appointment of a successor President and Chief Executive Officer (the “Separation Date”). The Employee and the Corporation have determined that it is necessary to amend and restate such Notice of Resignation to better reflect the agreement of the parties, and this Amended and Restated Notice of Resignation hereby amends and restates the original Notice of Resignation in its entirety, effective as of August 1, 2007. The parties hereby agree that the Corporation will be responsible for the following:

1.	Payment of salary to the Employee at a rate of US$500,000 per annum on a monthly basis, in arrears, through the Separation Date;

2.	Payment of bonus for 2007 to the Employee, in April 2008, in accordance with the Executive Management Bonus Scheme;

3.	Payment of all accrued benefits to the Separation Date to the Employee;

4.	Immediate vesting of all options granted to the Employee and the extension of the exercise date of such options until the second anniversary of the Separation Date;

5.	Provision of medical benefits and insurance, or payment in lieu, to the Employee until the first anniversary of the Separation Date;

6.	Storage and shipment of Employee’s personal effects in the United States and Ghana to the Employee’s future residence in Coffs Harbour, Australia, all at the cost of the Corporation; and

7.	The purchase by the Corporation of the Employee’s KIA Sorrento in Ghana for US$25,000, payable on December 31, 2001.

In addition, to the above mentioned compensation conditions, which are fixed, irrespective of the date of the Separation Date, the Corporation and the Employee shall execute as of the Separation Date, a mutual comprehensive release of all claims which either may have against the other, except only amounts to be paid by the Corporation to the Employee following the Separation Date as provided above.

The signed acknowledgement, by the Chairman of the Board, shall constitute the Corporation’s agreement of the terms and conditions provided above.

/s/ Peter Bradford	November 1, 2007
Peter Bradford	Date

Acknowledged and Agreed: Golden Star Resources Ltd.

/s/ Ian MacGregor	November 1, 2007
Ian MacGregor (Chairman)	Date
Acknowledged and Agreed: Caystar Management Holdings

/s/ Thomas Mair	November 1, 2007
Thomas Mair (Director)	Date